U5S
                                                                    EXHIBIT B.18

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        HEARTLAND DEVELOPMENT CORPORATION

1.        The Name of the Corporation is Heartland Development Corporation.

2. Article 1 of the Corporation's Articles of Incorporation is hereby amended in its entirety to provide as follows:

                  The name of the corporation is Alliant Industries, Inc.

3. The foregoing amendment to the Corporation's Articles of Incorporation was submitted to the Corporation's shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on April 21, 1998, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

       Executed on behalf of the Corporation as of this 22nd day of April, 1998.

                                            /s/ Erroll B. Davis, Jr.
                                                Erroll B. Davis, Jr.
                                                Chief Executive Officer


This instrument was drafted by, and should be returned to, Russell E. Ryba of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.